Exhibit 99

HILLENBRAND INDUSTRIES ANNOUNCES PROPOSED $250 MILLION SENIOR NOTES OFFERING

BATESVILLE, IND., JUNE 2, 2004 – Hillenbrand Industries, Inc. (NYSE:HB), a leader in the health care and funeral services industries, announced today an offering of $250 million of senior notes due 2009.

Hillenbrand expects to use the net proceeds from the offerings to repay amounts outstanding under its 365-day revolving credit facility and its three-year revolving credit facility. Borrowings under the credit facilities were used to fund a portion of the purchase price of the Company’s acquisition of Mediq, Inc. After repayment of all amounts outstanding under the credit facilities, the Company will use the remaining net proceeds for general corporate purposes.

A registration statement relating to these offerings has been filed with the Securities and Exchange Commission and has become effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy. Nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Goldman, Sachs & Co. and Citigroup Global Markets Inc. are the joint book-running managers for the offering. This offering may be made only by means of a prospectus and related prospectus supplements, final copies of which may be obtained from either Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004 Fax: 212-902-9316, or Citigroup Global Markets Inc. Prospectus Department, 140 58th Street, Brooklyn, NY 11220, Fax: 718-765-6734.

About Hillenbrand Industries Inc.

Hillenbrand, headquartered in Batesville, Indiana, is a publicly traded holding company for three major wholly owned businesses serving the funeral services and health care industries. Hill-Rom Company is a recognized manufacturer of equipment for the health care industry and a provider of associated services for wound, pulmonary and circulatory care. It is also a provider of medical equipment outsourcing and asset management services. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes. On February 13, 2004, Hillenbrand announced a definitive agreement to sell Forethought to FFS Holdings, Inc. Forethought Financial Services is a leading provider of insurance and trust-based financial products and services for pre-planning funeral services.

Disclosure Regarding Forward-Looking Statements:

Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding Hillenbrand’s future plans, objectives, beliefs, expectations, representations and projections. Hillenbrand has tried, wherever possible, to identify these forward-looking statements using words such as “will”, “expects” or derivatives thereof, but their absence does not mean that the statement is not forward-looking. Forward-looking statements include those regarding the terms of the offerings and the use of the net proceeds thereof. It is important to note that the actual events, circumstances or results could differ materially from those in any such forward-looking statements. Factors that could cause actual events, circumstances or results to differ include market conditions and factors relating to Hillenbrand’s business. For an in-depth discussion of these factors, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2003 and the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2003. The Company assumes no obligation to update or revise any forward-looking statements. Readers should also refer to the various disclosures made by the Company in the Company’s periodic reports on Forms 10-K, 10-Q and 8-K filed with the SEC.

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